Exhibit 99.h(2)(x)

Service Organization Name: Banc of America Investment Services, Inc.

FORM OF BLACKROCK

SERVICE AND DISTRIBUTION/MARKETING SUPPORT AGREEMENT FOR CLOSED-END FUNDS

BlackRock Investments, Inc.

40 East 52nd Street

New York, NY 10022

BlackRock Investments, Inc. (“BII”) and the service organization named below (“Service Organization”) wish to enter into this Agreement relating to the clients of Service Organization (“Clients”) who may from time to time beneficially own equity interests (collectively, the “Shares”) in any closed-end investment company included in Schedule A, which may be amended by BII from time to time  (each a “Closed-End Fund”), distributed by BII (each a “Fund” and, collectively, the “Funds”).

The terms and conditions of this Agreement are as follows:

Section 1:                                Except as otherwise designated in Appendix A to this Agreement, Service Organization agrees to provide general shareholder services relating to the administration of shareholder accounts with respect to Clients who may from time to time beneficially own Shares.

“General shareholder services” include, but are not limited to, (i) answering Client inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions or repurchases of shares may be effected and certain other matters pertaining to the Clients’ investments; (ii) assisting Clients in designating and changing dividend options, account designations and addresses; (iii) assisting in the preparation of reports and transaction statements to Clients; (iv) providing sub-accounting services for Shares held beneficially by Clients; (v) forwarding reports of a Fund and other information to Clients; (vi) receiving, tabulating and transmitting proxies and (vii) providing such other similar services as a Fund, BII or a Client may reasonably request.

Section 2:                                Except as otherwise designated in Appendix A to this Agreement, Service Organization agrees to provide distribution services and sales support services for the Shares included in Schedule A for which it receives a distribution services and sales support services fee as included in Appendix A of this Agreement.

Section 3:                                Service Organization represents that the fees paid to it pursuant to this Agreement are reasonable in relation to the services it provides and are reasonably similar to fees it receives for equivalent services provided to other parties.  BII and its designees represent that all appropriate disclosures pertaining to the fee arrangements hereunder are included in the current prospectuses or Statement of Additional Information of the Funds and that these fee arrangements have been approved by the Board of Directors/Trustees of the Funds.  Service Organization agrees, represents and warrants to provide disclosure documents to its Clients consistent with applicable legal requirements in effect from time to time.

Section 4:                                Neither Service Organization nor any of its officers, employees or agents are authorized to make any representations concerning a Fund or its Shares unless such representations are consistent with those contained in the then current prospectuses and

Statement of Additional Information for Shares, repurchase offer notices or in such supplemental literature or advertising as may be authorized by the Fund or BII in writing.

Section 5:                                For all purposes of this Agreement, Service Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or BII in any matter or in any respect.  Service Organization shall disclose to its Clients that they are transacting business with Service Organization only and not with BII or the Funds and that they shall look only to Service Organization and not to BII or the Funds for resolution of problems or discrepancies in their accounts.  Service Organization and its employees will, upon request, be available during normal business hours to consult with the Funds, BII or their designees concerning the performance of Service Organization’s responsibilities under this Agreement.

Section 6:                                (i) In consideration of the services and facilities provided by Service Organization pursuant to Section 1 hereof, a Fund, BII or an affiliate of BII, as disclosed from time to time in the respective Fund’s Registration Statement, will pay to Service Organization, and Service Organization will accept as full payment therefor, the service fees set forth in Appendix A to this Agreement at annual rates based on the average daily net asset value of the Shares beneficially owned by Clients for whom Service Organization is the dealer of record or holder of record with whom Service Organization has a servicing relationship (the “Clients’ Shares”), which fees will be computed daily and payable periodically at the intervals specified in Appendix A.  Service Organization agrees to waive the payments of any general shareholder service fees unless and until BII has received such fees from the applicable Fund.

(ii)                    In consideration of the services and facilities provided by Service Organization pursuant to Section 2 hereof, a Fund, BII or an affiliate of BII, as disclosed from time to time in the respective Fund’s Registration Statement, will pay to Service Organization, and Service Organization will accept as full payment therefor, the distribution services and sales support services fees set forth in Appendix A to this Agreement at annual rates based on the average daily net asset value of the Clients’ Shares, which fees will be computed daily and payable periodically at the intervals specified in Appendix A.  Service Organization agrees to waive the payment of distribution, sales and sales support fees unless and until BII has received such fees from the applicable Fund.

(iii)                 For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients’ Shares will be computed in the manner specified in the applicable Fund’s Registration Statement (as the same is in effect from time to time).  The fee rate(s) set forth in Appendix A to this Agreement may be prospectively increased or decreased by the Funds and BII, in their sole discretion, at any time upon notice to Service Organization.  Further, any Fund may, in its discretion and without notice, suspend or withdraw the sale of its Shares, including the sale of its Shares to Service Organization for the account of any Client or Clients.

(iv)                The fees set forth in Appendix A to this Agreement shall be automatically amended to reflect any changes thereto approved by the Board of Directors/Trustees of a Fund from time to time upon notice to the Service Organization.

Section 7:                                Any person authorized to direct the disposition of monies paid or payable pursuant to this Agreement will provide to the applicable Fund’s Board of Directors/Trustees, and the directors/trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.  Service Organization will furnish the Funds, BII or their designees with such information as they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with the Funds, BII and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Board of Directors/Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8:                                The Funds and BII may enter into other similar Agreements with any other person or persons without Service Organization’s consent.

Section 9:                                This Agreement will become effective on the date it is accepted and signed by BII or its designee.  Unless sooner terminated, this Agreement will continue until the second anniversary of the date on which the Agreement is executed, and thereafter will continue automatically for successive annual periods, provided such continuance is approved at least annually by the Funds.  This Agreement is terminable with respect to any class of Shares, without penalty, at any time by the applicable Fund or by either BII or Service Organization upon written notice to the parties hereto.

Section 10:                          All notices and other communications to BII or Service Organization will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other addresses as any party shall so provide to other parties.

Section 11:                          This Agreement will be construed in accordance with the laws of the State of New York.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties or as expressly contemplated by this Agreement.

Section 12:                          Service Organization agrees to provide general shareholder services and distribution services and sales support services in accordance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities, such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”), including the application of Rule 22c-1(a) under the 1940 Act to the Funds as though the Funds were open-end investment companies to the extent requested by BII or a Fund, and all requirements to provide specific disclosures to Clients regarding fees paid under this Agreement.  Service Organization will, upon request, certify to material compliance with all applicable federal, state and self-regulatory organization requirements to the extent reasonably necessary to comply with Rule 38a-1 under the 1940 Act.  Service Organization agrees to promptly advise BII if it receives notice of any of the following: (1) any material Client complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to a Fund or to a transaction in Shares by Service Organization; or (2) any examination by any regulatory agency or self-regulatory organization that has resulted in a material compliance deficiency; and Service Organization agrees to promptly provide BII with such information and documentation thereon as BII may request.

BII acknowledges and agrees that Service Organization is not responsible for: (i) any information contained in any prospectus, registration statement, annual or semi-annual report, proxy statement, or item of advertising or marketing material prepared by a Fund, BII or their designees which relate to the Funds; (ii) registration or qualification of any Fund Shares under any federal or state laws; or (iii) compliance by a Fund or BII with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction over the above-named parties, and the provisions of the Funds’ prospectuses and statements of additional information (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”).

Service Organization shall comply with all Applicable Law, including but not limited to Rule 22c-1(a) under the 1940 Act as though the Funds were open-end investment companies, and all requirements to provide specific disclosures regarding fees paid under this Agreement.

Section 13:                          The parties hereto agree to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT ACT (“the Act”), its implementing regulations, and related SEC and FINRA rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti- money laundering compliance programs. Each party represents to the other parties that, to the extent required by the Act, it will establish and maintain a comprehensive anti-money laundering compliance program.  Upon written request and on an annual basis, each party agrees to provide the other party with a written certification regarding the maintenance of its anti-money laundering compliance program.

Section 14:                          Service Organization shall indemnify, defend and hold harmless BII and their officers, directors, employees, affiliates, agents, successors and assigns from and against any and all claims made, asserted or threatened by any third party, or governmental agency, and all related losses, expenses, damages, cost and liabilities including reasonable attorney’s fees and expenses incurred in investigation or defense, arising out of or related to the following:

(1)                    Any misrepresentation or omission by Service Organization, its employees or agents in the performance of its obligations under this Agreement unless such misrepresentation or omission is based upon any statement in the Prospectus, Statement of Additional Information, or other written material provided to the Service Organization by the BII or the Funds;

(2)                    Any material breach in warranty, covenant or agreement by Service Organization contained in this Agreement provided that such breach is not cured within 30 days;

(3)                    Service Organization’s relationship with its employees or agents or any action taken in its capacity as an employer.

BII shall indemnify, defend and hold harmless Service Organization and its officers, directors, employees, affiliates, agents, successors and assigns from and against any and all claims made, asserted or threatened by any third party, or governmental agency, and all related losses, expenses, damages, cost and liabilities including reasonable attorneys’ fees and expenses incurred in investigation or defense, arising out of or related to the following:

(1)                    Any misrepresentation or omission by BII or the Funds, their employees or agents in the performance of its obligations under this Agreement;

(2)                    Any material breach in a warranty, covenant or agreement of BII or the Funds contained in this Agreement provided that such breach is not cured within 30 days;

(3)                    BII or the Funds’ relationship with their employees or agents or any action taken in their capacity as an employer.

Section 15:                          Service Organization agrees that any orders transmitted to a Fund or its agent are subject to the terms and conditions of the Fund’s prospectus (including, without limitation, those provisions regarding the purchase, exchange and redemption of Shares and policies to deter market timing and other inappropriate trading activity such as any redemption fees and any limitations on exchanges) and this Agreement and are subject to acceptance or rejection by the Fund in its sole discretion.  A Fund’s failure to reject any purchase orders that might be deemed to be inappropriate shall not constitute a waiver of its rights under this section.  Service Organization’s handling of orders for transactions of Shares shall also comply with Service Organization’s internal policies and procedures, which Service Organization believes to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which Service Organization believes provide reasonably designed controls and procedures to ensure ongoing compliance with all Applicable Law and the Fund’s prospectus.

Section 16:                          Rule 22c-2 Compliance: (a) Agreement to Provide Information.  The Service Organization agrees to provide to a Fund or its designee, upon written request of BII or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”), if known, of any or all Shareholders (as defined in Rule 22c-2 under the 1940 Act (“Rule 22c-2”)) of an account maintained by the Service Organization and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through the account maintained by the Service Organization during the period covered by the request.  Section 16(a) of this Agreement applies only to Funds not transacted through the Service Organization’s clearing firm (which is National Financial Services LLC).  If a Fund transaction occurs through the Service Organization’s clearing firm, the Fund or BII shall request the information directly from the clearing firm as the first-tier intermediary.  Service Organization will provide BII and the Funds a minimum of 60 days advance written notice of any change in Service Organization’s clearing firm to allow BII and the Funds to obtain a Rule 22c-2 agreement with the new clearing firm.

(a)          Redemption Fees.  The Service Organization agrees to collect from any Shareholder redeeming or exchanging Shares of a Fund subject to a redemption fee such redemption fee in accordance with the terms and conditions of the Fund’s prospectuses, and shall promptly (and in accordance with any agreed upon arrangements with BII or the Fund) remit such redemption fee to BII for the account of the Fund.

Section 17:                          This Agreement may be amended upon the written consent of BII and Service Organization  This Agreement may be assigned by BII to any affiliate of BII, provided that such affiliate is registered with FINRA.  This Agreement may not be assigned by Service Organization without the prior written consent of BII, which consent shall not be unreasonably withheld.

Section 18:                          BII and the Funds shall have full authority to take such action as they may deem advisable in respect of all matters pertaining to the continuous offering of the Shares.  In no way shall the provisions of this Agreement limit the authority of BII or the Funds to take such lawful action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the Shares.  BII and the Funds shall be under no liability to Service Organization or its Clients except for lack of good faith and for obligations expressly assumed by BII and the Funds herein.  Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by Service Organization of compliance with any provision of the Securities Act of 1933, as amended, or of the rules and regulations of the SEC issued thereunder.

Section 19:                          Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

Section 20:                          Confidential Information

a. Each party to this Agreement shall maintain the confidentiality of any customer list and any material designated as confidential and/or proprietary by another party (“Confidential Information”), and shall not use or disclose such information without the prior written consent of the party designating such material as confidential and/or proprietary as required by applicable law or to carry out the terms and conditions of this Agreement.  BII and the Funds agree that names, addresses, and other information as to Service Organization’s customers given to them by Service Organization is Confidential Information and shall not be disclosed to any person not a party to this Agreement, except as provided for in Section b. below.  Neither BII nor the Funds shall utilize or permit to be utilized, such customer names, addresses or other information received from Service Organization for the solicitation or sales of any products or services.  Each party to this Agreement shall take reasonable steps to protect such Confidential Information, applying at least the same security measures and level of care as it employs to protect its own Confidential Information.  If any party to this Agreement is compelled by applicable law to disclose any Confidential Information, it shall promptly notify the party designating such material as confidential and/or proprietary in writing.

b. Each of the parties, as recipient of Confidential Information (“Recipient”), hereby agrees that it will not, and will cause its employees, officers, agents, consultants, affiliates and independent contractors not to disclose Confidential Information of the other party, including customer information and consumer information, during or after the term of this Agreement, other than on a “need to know” basis and then only:  (a) to affiliates of the party disclosing the Confidential Information (“Discloser”); (b) to Recipient’s employees or officers; (c) to affiliates of Recipient, its independent contractors at any level, agents and consultants, provided that all such persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of this Section; (d) pursuant to the exceptions set forth in 15 U.S.C 6802(e) and accompanying regulations, which disclosures are made in the ordinary course of business and (e) as required by law or as otherwise expressly permitted by this Agreement.  Recipient shall not use or disclose Confidential Information of the other Party for any purpose other than to carry out this Agreement.  Recipient shall treat Confidential Information of the other party with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care.  Upon expiration or termination of this Agreement for any reason or at the written request of the Discloser during the term of this Agreement, the Recipient shall promptly return to the Discloser, at the Discloser’s direction, all Discloser Confidential Information in the possession of the Recipient, subject to and in accordance with the terms and provisions of this Agreement, except to the extent retention of such Confidential Information is necessary for the Recipient to perform any continuing obligations relative to the Contracts sold under the terms of this Agreement or as otherwise required by law

c. The obligations of confidentiality in this Section shall not apply to any information that (i) the Recipient rightfully has in its possession when disclosed to it, free of obligation to the Discloser to maintain its confidentiality; (ii) the Recipient independently develops without access to the Discloser’s Confidential Information; (iii) is or becomes known to the public other than by breach of this Section; or (iv) is rightfully received by the Recipient from a third party without the obligation of confidentiality.  Any combination of Confidential Information disclosed with information not so classified shall not be deemed to be within one of the foregoing exclusions merely because individual portions of such combination are free of any confidentiality obligation or are separately known in the public domain.

d. To the extent legally permitted, Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser's reasonable, lawful efforts to resist, limit or delay disclosure.  Nothing in this Section shall require any notice or other action by any party in connection with requests or demands for Confidential Information by a regulatory authority such as bank or insurance examiners where it is not feasible or practical to provide such notice or take such action.

e. Neither party shall issue any media releases, public announcements and public disclosures using the name or logo of the other party in promotional, marketing material or similar material or on a list of customers, provided that nothing in this paragraph shall restrict any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing party.

Section 21:                          Each party hereto agrees to comply with the privacy laws affecting it, including compliance with the privacy requirements imposed under the Gramm-Leach-Bliley Act (P.L. 102-106), and agrees further not to take any action to cause another party to violate such privacy laws.  If the applicable privacy laws change, the parties shall take such action as is necessary to comply with the law as it then exists. BII agrees to disclose or use the non public personal financial information (as such term is defined in Gramm-Leach-Bliley) of the Service Organization’s customers only to carry out the terms and conditions of this Agreement or as permitted by applicable law.

In addition, each party hereto shall maintain an information security program designed to:  (i) insure the security and confidentiality of nonpublic personal information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information.  Each party shall notify the other party promptly upon the discovery of any loss, unauthorized access, disclosure or unauthorized use of such nonpublic personal information.

Section 22:                          BII and Service Organization shall each maintain a business continuity plan and shall make such plan available to the other party to this Agreement upon reasonable request  or as required by applicable law.

Section 23:                          BII and Service Organization shall fully cooperate with each other in any securities regulatory investigation or proceeding or judicial proceeding with respect to the Funds marketed under this Agreement.

Section 24:                          Interaction Between Employees of BII and Service Organization.  BII shall abide by Service Organization’s policies with respect to training and educational meetings, entertainment, and gifts provided to or for employees of the Service Organization.  BII also shall comply with Service Organization policies regarding visits to Service Organization’s offices.  BII will provide Service Organization with information regarding (1) each visit to the Service Organization office by a BII employee, (2) training or educational meetings provided by BII or its employees to employees of the Service Organization, and (3) entertainment, and gifts provided by BII or its employees to Service Organization employees.

Section 25:                          The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

Section 26:                          This Agreement, including all exhibits, contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements and understandings with regard to the Funds between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year written below.

BLACKROCK INVESTMENTS, INC.

By:
	Service Organization Name		(Authorized Officer)
(please print or type)

	Address		Signature

City	State	Zip Code	Title

By:
	(Please Print or Type)		Date

Signature

Title

Date

Schedule A

List of Applicable Funds under the Terms of this Agreement

BlackRock Fixed Income Value Opportunities

Date:

Appendix A

BLACKROCK

Appendix A to
SERVICE AND DISTRIBUTION/MARKETING SUPPORT AGREEMENT FOR CLOSED-END FUNDS

FEE SCHEDULE

Pursuant to the terms and conditions set forth in the attached Service and Distribution/Marketing Support Agreement for Closed-End Funds (the “Agreement”), Service Organization agrees to provide the services described in Section 1 and Section 2 of the Agreement for each Fund.  If you do not intend to provide services and receive payment for a Fund, please sign below next to the type of services/payments.

General Shareholder Services —

Distribution Services and Sales Support Services(1) —

Pursuant to the terms and conditions set forth in the Agreement (including Section 4 thereof), Service Organization will accept as full payment for the services provided by it as specified above a Distribution Services and Sales Support Services Fee and/or a Service Fee for General Shareholder  Services (calculated daily and payable monthly) for the Funds as listed below:

Fund	Service Fee (Account Maintenance Fee)	Distribution Services and Sales Support Services Fee
BlackRock Fixed Income Value Opportunities (FIVO)	0.25% of the net asset value of common shares owned by customers of Service Organization, but not to exceed [ ]%	0.25% of the net asset value of common shares owned by customers of Service Organization, but not to exceed [ ]%

(1)                                  The range of these payments and the Service Organizations who are receiving these payments are disclosed in the Fund’s prospectus or Statement of Additional Information.

Except as otherwise agreed by the parties, the foregoing fees will accrue and be payable on each Share beneficially owned by a Client for periods beginning on and after the following dates:

Service Fee for General Shareholder Services

Distribution Services and Sales Support Services Fee